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                                                                  Exhibit 4.2.3
                                                                  -------------



                                 AMENDMENT II
                                      TO
                              ITC/\DELTACOM, INC.
                     EMPLOYEE PROFIT SHARING & 401(k) PLAN


          WHEREAS, ITC/\DeltaCom, Inc. (the "Company") maintains the ITC/\DeltaCom, Inc. Employee Profit Sharing & 401(k) Plan, as amended and restated effective January 1, 1998 ("Plan");

          WHEREAS, the Company having the power to amend the Plan, now deems it appropriate to amend the Plan in certain respects;

          NOW THEREFORE, BE IT RESOLVED, that the Plan is amended, effective January 1, 1997 as follows:

          1. The Background Section of the Plan is amended by the addition of the following paragraph to the end:

          Notwithstanding any other provision to the contrary, the amendment and restatement shall be effective as of January 1, 1997 (or such other earlier date) to the extent necessary to comply with the requirements of GATT, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Tax Reform Act of 1997, to the extent applicable.
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          2.    Section 1.14 is amended in its entirety to read as follows:

          1.14 "Effective Date" means the date specified in the Background Section; the original Effective Date means March 1, 1995.

          3. Section 12.8 of the Plan is hereby amended by the addition of the following sentence at the end of the paragraph:

          Notwithstanding the foregoing, the Account of any Participant shall be subject to assignment or alienation to the extent permitted by Code Sections 401(a)(13)(C) and 401(a)(13)(D) effective for judgments, orders, and decrees issued and settlements entered into on or after August 5, 1997.

          4. Section 1.25 of the Plan is hereby amended and restated in its entirety:

          "Maximum Permissible Amount" means the lesser of: (a) 25% of a Participant's Compensation; or (b) thirty thousand (30,000) dollars (as adjusted for cost-of-living increases pursuant to Codes Sections 415(c)(1), 415(d)(1), 415(d)(3), and 415(d)(4)). For purposes of this Section 1.25, Compensation shall include all compensation actually paid or made available to a Participant for an entire Limitation Year.


          5.    In all other respects not amended, the Plan is ratified.

          IN WITNESS WHEREOF, the Company has caused this Amendment II to the Plan to be executed in its name by a duly authorized officer, this 26th day of January, 2000, effective as of January 1, 1997.

                              ITC/\DeltaCom, Inc.

                              By:   /s/ Leroy Talley
                                   ----------------------
                                   V.P. - Human Resources


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